UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 7, 2018

BioXcel Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38410	82-1386754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

780 East Main Street
Branford, CT 06405
(Address of principal executive offices, including ZIP code)

(203) 643-8060
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2018, BioXcel Therapeutics, Inc. (the “Company”), , entered into an executive employment agreement with Vimal Mehta, the Company’s Chief Executive Officer in connection with the Company’s initial public offering (the “IPO”). The term of the agreement will continue for a period of 2 years from the date of execution and automatically renews for successive one year periods at the end of each term until either party delivers written notice of their intent not to review at least 90 days prior to the expiration of the then effective term. Dr. Mehta’s base salary was increased to $450,000 per year upon completion of the Company’s initial public offering, or the IPO. Dr. Mehta is eligible to receive an annual bonus of up to 50% of his base salary per year at the discretion of the compensation committee of the Company, as well as a special bonus of $90,000 payable upon completion of the IPO. Dr. Mehta is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. The agreement may be terminated by the Company at any time and for any reason (or no reason), and with or without cause, provided if the agreement is terminated without cause, the Company is required to provide Dr. Mehta at least 90 days prior written notice. Dr. Mehta may terminate the agreement for any reason (or no reason) upon 90 days prior written notice. If the employment agreement is terminated by the Company other than for cause or if Dr. Mehta terminates his employment for good reason, which includes a change of control, Dr. Mehta shall receive (i) a pro-rated bonus for the year in which such termination became effective, (ii) continued payment of his base compensation during the 24 month period following termination; (iii) immediate vesting of 50% all unvested equity awards held immediately prior to his termination date and (iv) payment of the cost of medical insurance for a period of 18 months following termination. If the Company terminates Dr. Mehta’s employment and a change of control is either consummated (i) within 6 months of the effective date of such termination or (ii) no more than 12 months prior to the effective date of such termination, Dr. Mehta shall be entitled to receive a lump sum payment equal to 24 months of his base compensation. The employment agreement also contains covenants: (i) restricting the executive from engaging in any activity competitive with our business during the term of the employment agreement and for a period of one year thereafter; (ii) prohibiting the executive from disclosing confidential information regarding us; and (iii) soliciting our suppliers, employees, customers and prospective customers during the term of the employment agreement and for a period of one year thereafter.

The foregoing description of the employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 7, 2018, Company filed an amended and restated certificate of incorporation (the “ Restated Certificate ”) with the Secretary of State of the State of Delaware in connection with the closing of the IPO. As described in the Registration Statement on Form S-1 (File No. 333-222324), as amended, the Company’s board of directors and stockholders previously approved the Restated Certificate in connection with the Company’s initial public offering.

The foregoing description of the Restated Certificate is qualified in its entirety by reference to the full text of the Restated Certificate, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

On March 12, 2018, in connection with the closing of the IPO, the amended and restated bylaws of the Company (the “Amended and Restated Bylaws”), which were previously approved by the Company’s board of directors and stockholders, became effective. The Amended and Restated Bylaws restate the Company’s bylaws in their entirety to, among other things: (i) eliminate the ability of the Company’s stockholders to take action by written consent in lieu of a meeting and call special meetings of stockholders; (ii) establish procedures relating to the presentation of stockholder proposals at stockholder meetings; (iii) establish procedures relating to the nomination of directors; and (iv) conform to the provisions of the Restated Certificate.

The foregoing description of the Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 8.01 Other Events.

On March 12, 2018, the Company completed the IPO and sold 5,454,545 shares of its common stock at a price to the public of $11.00 per share. A copy of the press release announcing the pricing of the initial public offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference, and a copy of the press release announcing the closing of the initial public offering is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation.

3.2	Amended and Restated Bylaws

10.1	Executive Employment Agreement, by and between BioXcel Therapeutics, Inc. and Vimal Mehta

99.1	Press release, dated March 8, 2018.

99.2	Press release, dated March 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2018	BioXcel Therapeutics, Inc.

/s/ Vimal Mehta
Vimal Mehta
Chief Executive Officer